+--------+
| FORM 5 |                       U.S SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[X] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

       MICELI                         JEROME                          F.
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        (Last)                      (First)                        (Middle)

       250 PARK AVENUE S. SUITE 200
    ----------------------------------------------------------------------------
                                   (Street)

       WINTER PARK                    FL                             32789
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol INTERNATIONAL ASSETS HOLDING
    CORPORATION -- IAAC

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3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.  Statement for Month/Year  DECEMBER, 2001

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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [_] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

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7.  Individual or Joint/Group Reporting (check applicable line)

    [X]  Form Filed by One Reporting Person

    [_]  Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

====================================================================================================================================
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8) --------------------------      Owned at            Direct       Bene-
                                Day/      -------------                                 End of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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
International                                                                                                          Jerome and
Assets Holding                                                                                                         Rosalie
Corp. Common                   04/02/01       S4         1000      D        $2.5312      41,468             I          Miceli Trst
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

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
International Assets
Holding Corp. Options              0.90                10/5/01             J4*                    15,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion                 Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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

10/5/02**      10/05/11     Common   15,000              0.90              7,500                   D
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

================================================================================
Explanation of Responses: *GRANT OF OPTIONS FROM ISSUER **5,000 exercisable on 10/5/02; another 5,000 exercisable on 10/5/03; the additional 5,000 exercisable on 10/5/04.


/S/ JEROME F. MICELI                       01/07/02
-------------------------------------  -----------------
**Signature of Reporting Person              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.